UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FENARIO, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0299388
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Gurpartap Singh Basrai
2533 N. Carson St., Suite 5018
Carson City, Nevada 89706

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: File No. 333-151419 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.0001 value (Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

The following description of the authorized capital of Fenario, Inc. (the “Company” or “we”) does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, which is included as an exhibit to the registration statement filed with the Securities and Exchange Commission on June 4, 2008 (file no. 333-151419) and by the applicable provisions of the Nevada Revised Statutes.

Common Stock

We are authorized to issue 500,000,000 common stock with par value of $0.0001, of which 9,000,000 shares are issued and outstanding as of November 3, 2009.  Each holder of our shares of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding

Item 2.  Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*

* Previously filed with the Registrant’s Registration Statement on Form S-1, file number 333-151419 filed with the Securities and Exchange Commission on June 4, 2008, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:     November 3, 2009

FENARIO, INC.

By:     /s/Gurpartap Singh Basrai
Name:     Gurpartap Singh Basrai
Title:       President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Financial and Accounting officer and Director

By: /s/Uziel Leibowitz Name: Uziel Leibowitz Title: Director